Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

QNB CORP. REPORTS EARNINGS

QUAKERTOWN, PA (January 29, 2018) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2017 of $489,000, or $0.14 per share on a diluted basis, compared with $2,269,000, or $0.66 per share on a diluted basis during the same period in 2016.  For the year ended December 31, 2017, QNB reported net income of $8,289,000, or $2.41 per share on a diluted basis. This compares to net income of $8,924,000, or $2.63 per share on a diluted basis, reported for 2016.  For the year 2017 the rate of return on average assets and average shareholders’ equity was 0.74% and 8.17%, respectively, compared with 0.87% and 9.45%, respectively, for the year 2016.

QNB's fourth quarter and full year 2017 reported net income and earnings per share were reduced by $2,054,000 due to the new federal tax legislation, Tax Cuts and Jobs Act (“the Tax Act”), as summarized in the table below.  The additional tax provision related to tax legislation on fourth quarter and year-end 2017 net income was primarily attributable to revaluation of deferred tax assets at the lower statutory tax rate from 35% to 21%.

Summary Impact of 2017 Tax Legislation
	Quarter ended 12/31/2017	Year ended 12/31/2017
Non-GAAP adjusted net income excluding impact of tax legislation	$2,543	$10,343
Tax provision, revaluation of net deferred tax asset	(2,054)	(2,054)
(GAAP) Net Income	$489	$8,289

Non-GAAP adjusted EPS excluding impact of tax legislation	$0.73	$3.00
Effect of tax legislation on EPS	$(0.59)	$(0.59)
(GAAP) EPS	$0.14	$2.41

David W. Freeman, President and Chief Executive Officer stated, “While our fourth quarter and year-end earnings were negatively impacted by the required accounting treatment of the new Federal tax legislation, our core metrics of loan, deposit and household growth remained strong throughout 2017. Solid asset quality and an increasing net interest margin continue to have a positive impact on the Company’s profitability”.

Total assets as of December 31, 2017 were $1,152,337,000 compared with $1,063,141,000 at December 31, 2016. Loans receivable at December 31, 2017 were $733,283,000, compared with $633,079,000 at December

31, 2016, an increase of $100,204,000, or 15.8%, with commercial lending as the largest contributor to the growth.  Total deposits at December 31, 2017 were $993,948,000, an increase of 8.8% compared with $913,355,000 at December 31, 2016, due to strong growth in demand and savings deposit balances.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and twelve months ended December 31, 2017 totaled $8,369,000 and $32,422,000, respectively, an increase of $1,090,000 and $3,918,000, respectively, from the same periods in 2016. The net interest margin for the fourth quarter of 2017 was 3.11% compared to 2.97% for the fourth quarter of 2016.  Net interest margin for the twelve months ended December 31, 2017 was 3.14%, an increase of 11 basis points compared to the same period in 2016.  The yield on earning assets increased 22 basis points from 3.44% for the fourth quarter of 2016 to 3.66% for the fourth quarter of 2017. For the twelve months ended December 31, 2017, the yield on earning assets increased 17 basis points, from 3.50% in 2016 to 3.67%.    The cost of interest-bearing liabilities was 0.68% for the fourth quarter and 0.64% for the year ended December 31, 2017, compared with 0.57% for the both periods in 2016.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $700,000 provision for loan losses in the fourth quarter of 2017.  QNB recorded a net reversal of $95,000 in provision for the fourth quarter 2016, related primarily to the sale of the Bank’s interest in third-party originated finance contracts in October 2016.   For the twelve months ended December 31, 2017 and 2016, QNB recorded $1,400,000 and $30,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $7,841,000 represents 1.07% of loans receivable at December 31, 2017 compared to $7,394,000, or 1.17% of loans receivable at December 31, 2016.  Net loan charge-offs of $953,000 for 2017, or 0.14% of total average loans, were primarily related to a single credit.  This compares with net charge-offs of $190,000, or 0.03% annualized of total average loans for the same period in 2016.  The majority of charge-offs recorded during both 2017 and 2016 had specific reserves established during the allowance for loan loss calculation process prior to the decision to charge-off the loan.

Non-performing assets totaled $9,242,000 at December 31, 2017 compared with $14,219,000 at December 31, 2016. Included in this classification are non-performing loans and non-performing pooled trust preferred securities. In June 2017, the Bank sold five non-performing pooled trust preferred securities, with a $2,234,000 carrying value.  The remaining pooled trust preferred security, which had a carrying balance of $215,000 at December 31, 2017, was returned to accruing status in June 2017.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $9,242,000, or 1.26% of loans receivable at December 31, 2017, compared with $11,938,000, or 1.89% of loans receivable at December 31, 2016.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2017, $5,977,000, or approximately 75% of the loans classified as non-accrual are current or past due less than 30 days.   At December 31, 2017 substandard or doubtful loans totaled $16,647,000, a reduction of $5,557,000, or 25.0%, from the $22,204,000 reported at December 31, 2016.

Non-Interest Income

Total non-interest income was $1,812,000 for the fourth quarter of 2017, and $6,887,000 for the year ended December 31, 2017, an increase of $739,000 and $1,220,000, respectively, compared to the same periods in 2016.  Net gain on investment securities available-for-sale increased $514,000, due primarily to sales of equity securities.  The Company recorded an $87,000 net loss on trading securities in the fourth quarter 2016.  This portfolio was redeemed in its entirety during the second quarter of 2017.  Net gain on sale of loans increased $225,000, due to a $223,000 loss on sale of the finance contracts recorded during the fourth quarter 2016.  ATM and debit card income and fees for services to customers increased $26,000 and $10,000, respectively, in the fourth quarter 2017, compared with the same period in 2016.  These increases in income were offset in part by decreases in retail brokerage and advisory fees and other fee income of $117,000 and $6,000, respectively.

Non-Interest Expense

Total non-interest expense was $5,999,000 for the fourth quarter of 2017, an increase of $564,000, or 10.4%, compared with $5,435,000 for the fourth quarter of 2016.  For year ended December 31, 2017, total non-interest expense increased $1,557,000, or 7.0%, to $23,720,000, compared to the same period in 2016.  Salaries and benefits expense increased $387,000, or 13.4%, for the quarter ended December 31, 2017, compared to the same period in 2016.  Salary expense increased $110,000, and accrued incentives increased $268,000 for the fourth quarter 2017, compared with the same period in 2016.    Net occupancy and furniture and equipment expense increased $47,000, or 5.2%, for the fourth quarter 2017 compared to the same period in 2016, due primarily to increased software, equipment and building maintenance expense of $29,000, $17,000, and $5,000, respectively offset in part by lower depreciation expense of $8,000.  Other operating expenses for the three months ended December 31, 2017 increased $130,000, or 7.9% due to increased marketing, FDIC insurance premiums, telecommunication expenses of $65,000, $67,000, $17,000, respectively, offset in part by decreased training and postage expense of $14,000 and $17,000, respectively.

Provision for income taxes increased $2,250,000 in the fourth quarter and $2,846,000 for the year ended December 31, 2017, due to a $2,054,000 additional provision related to revaluation of the net deferred tax asset resulting from federal tax reform enacted during the fourth quarter, as well as the increase in taxable net income.  The effective tax rate for the fourth quarter and year ended December 31, 2017 was 86.0% and 41.6%, respectively, compared to 24.7% and 25.5%, respectively, for the same periods in 2016.  The increase in effective tax rate was primarily due to the above-mentioned Tax Act and resulting revaluation of net deferred tax asset.

Non-GAAP Financial Measures

Non-GAAP financial measures, such as adjusted net income and adjusted net income per diluted common share (EPS) were used to reflect the impact of one-time income tax expenses recorded as a result of the revaluation of net deferred tax asset due to enactment of the Tax Cuts and Jobs Act of 2017 which lowered corporate tax rates.  Management believes that these non-GAAP measures will provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons of our financial results over different periods and with the performance of our peers.  Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of disclosure or release of non-GAAP financial measures, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP (included in the table of this release).

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:         David W. Freeman                                                       Janice S. McCracken Erkes

                        President & Chief Executive Officer                            Chief Financial Officer

                        215-538-5600 x-5619                                                    215-538-5600 x-5716

           dfreeman@qnbbank.com                                             jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Assets	$1,152,337	$1,150,363	$1,120,523	$1,089,007	$1,063,141
Cash and cash equivalents	16,331	26,028	15,248	20,542	10,721
Investment securities
Trading	-	-	-	2,358	3,596
Available-for-sale	379,545	396,413	382,564	382,296	390,475
Loans held-for-sale	-	115	530	903	789
Loans receivable	733,283	704,214	695,213	659,039	633,079
Allowance for loan losses	(7,841)	(8,125)	(8,035)	(7,719)	(7,394)
Net loans	725,442	696,089	687,178	651,320	625,684
Deposits	993,948	1,005,445	951,314	942,891	913,355
Demand, non-interest bearing	129,212	122,696	120,369	121,778	119,010
Interest-bearing demand, money market and savings	639,554	652,310	609,096	594,646	568,763
Time	225,182	230,439	221,849	226,467	225,582
Short-term borrowings	55,756	40,176	66,907	45,265	52,660
Shareholders' equity	98,570	100,512	98,750	96,043	93,567

Asset Quality Data (Period End)
Non-accrual loans	$7,921	$9,078	$9,453	$9,598	$10,119
Loans past due 90 days or more and still accruing	-	5	-	-	-
Restructured loans	1,321	1,354	1,393	1,425	1,819
Non-performing loans	9,242	10,437	10,846	11,023	11,938
Non-accrual pooled trust preferred securities	-	-	-	2,423	2,281
Non-performing assets	$9,242	$10,437	$10,846	$13,446	$14,219

Allowance for loan losses	$7,841	$8,125	$8,035	$7,719	$7,394

Non-performing loans / Loans excluding held-for-sale	1.26%	1.48%	1.56%	1.67%	1.89%
Non-performing assets / Assets	0.80%	0.91%	0.97%	1.23%	1.34%
Allowance for loan losses / Loans excluding held-for-sale	1.07%	1.15%	1.16%	1.17%	1.17%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended,
For the period:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16	12/31/17	12/31/16

Interest income	$9,944	$9,830	$9,192	$9,136	$8,486	$38,102	$33,237
Interest expense	1,575	1,515	1,334	1,256	1,207	5,680	4,733
Net interest income	8,369	8,315	7,858	7,880	7,279	32,422	28,504
Provision for (credit to) loan losses	700	100	300	300	(95)	1,400	30
Net interest income after provision for loan losses	7,669	8,215	7,558	7,580	7,374	31,022	28,474
Non-interest income:
Fees for services to customers	426	429	421	392	416	1,668	1,621
ATM and debit card	448	435	449	417	422	1,749	1,651
Retail brokerage and advisory income	61	168	104	103	178	436	603
Net gain on investment securities available-for-sale	538	98	115	749	24	1,500	674
Net gain (loss) from trading activity	-	-	10	17	(87)	27	(40)
Net gain (loss) on sale of loans	59	65	201	50	(166)	375	97
Other	280	275	315	262	286	1,132	1,061
Total non-interest income	1,812	1,470	1,615	1,990	1,073	6,887	5,667
Non-interest expense:
Salaries and employee benefits	3,284	3,514	3,237	3,086	2,897	13,121	12,011
Net occupancy and furniture and equipment	943	944	881	880	896	3,648	3,503
Other	1,772	1,733	1,824	1,622	1,642	6,951	6,648
Total non-interest expense	5,999	6,191	5,942	5,588	5,435	23,720	22,163
Income before income taxes	3,482	3,494	3,231	3,982	3,012	14,189	11,979
Provision for income taxes	2,993	940	845	1,122	743	5,900	3,054
Net income	$489	$2,554	$2,386	$2,860	$2,269	$8,289	$8,924

Share and Per Share Data:
Net income - basic	$0.14	$0.74	$0.70	$0.84	$0.67	$2.42	$2.64
Net income - diluted	$0.14	$0.74	$0.69	$0.83	$0.66	$2.41	$2.63
Book value	$28.59	$29.22	$28.76	$28.04	$27.43	$28.59	$27.43
Cash dividends	$0.31	$0.31	$0.31	$0.31	$0.30	$1.24	$1.20
Average common shares outstanding - basic	3,441,308	3,433,811	3,425,356	3,415,065	3,402,479	3,428,970	3,381,491
Average common shares outstanding - diluted	3,462,684	3,452,582	3,443,208	3,429,230	3,416,117	3,445,811	3,390,729

Selected Ratios:
Return on average assets	0.17%	0.89%	0.87%	1.08%	0.85%	0.74%	0.87%
Return on average shareholders' equity	1.86%	9.90%	9.52%	11.76%	9.34%	8.17%	9.45%

Net interest margin (tax equivalent)	3.11%	3.15%	3.10%	3.22%	2.97%	3.14%	3.03%
Efficiency ratio (tax equivalent)	56.68%	60.78%	60.24%	54.48%	62.17%	58.01%	61.89%
Average shareholders' equity to total average assets	9.04%	9.01%	9.12%	9.17%	9.10%	9.09%	9.16%
Net loan charge-offs (recoveries)	$984	$10	$(16)	$(25)	$104	$953	$190
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.54%	0.01%	-0.01%	-0.02%	0.07%	0.14%	0.03%

Balance Sheet (Average)
Assets	$1,153,827	$1,136,306	$1,101,944	$1,075,904	$1,061,980	$1,117,163	$1,031,198
Investment securities (Trading, AFS & HTM)	394,144	390,438	389,490	392,681	386,374	390,502	359,310
Loans receivable	721,638	694,848	668,761	643,690	615,853	682,482	605,040
Deposits	998,235	986,012	952,192	912,354	919,623	962,498	892,541
Shareholders' equity	104,354	102,385	100,541	98,629	96,660	101,496	94,472